FS Investment 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Amends Distribution Reinvestment Plan to Benefit Investors; Also Declares Two Regular Cash Distributions to be Paid in November

PHILADELPHIA, PA, November 14, 2011 – On November 8, 2011, the board of directors of FS Investment Corporation (“FSIC”) amended its distribution reinvestment plan and declared two regular semi-monthly cash distributions of $0.033594 per share each, which will be paid in November.

Amendment to Distribution Reinvestment Plan

Pursuant to the amended distribution reinvestment plan, which will be effective as of January 1, 2012, stockholders electing to participate in the amended plan will have their distributions reinvested in additional shares of common stock of the Company at a purchase price equal to 90% of the public offering price in effect on the date of purchase.  Currently under the plan, shares are purchased at 95% of the Company’s public offering price in effect on the date of purchase.

“One of the most attractive aspects of FSIC’s distribution reinvestment plan has been the ability to acquire additional shares at a discount to the public offering price,” commented Chairman and Chief Executive Officer of FSIC, Michael C. Forman.  “We are continually searching for ways to improve our product for investors and we’re confident that, once effective, stockholders participating in the distribution reinvestment plan will be pleased to be rewarded with a greater number of shares for each distribution dollar paid by us.”

Regular Cash Distributions

Both of the regular semi-monthly cash distributions of $0.033594 per share (an annualized rate of 7.6% based on FSIC’s current $10.65 per share public offering price) will be paid on November 30, 2011, the first to stockholders of record on November 15, 2011 and the second to stockholders of record on November 29, 2011.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $33.6 billion in assets under management as of September 30, 2011, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock is subject to the discretion of FSIC’s board of directors and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.